AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the
7th day of May, 1999, by and among Ergovision, Inc. ("Ergovision"), a Delaware corporation, Peeper's, Inc. ("Subsidiary"), a Delaware corporation, Peeper's Sunglasses and Accessories, Inc. ("Peeper's"), a Minnesota corporation, and Daniel Thralow ("Thralow"), an individual residing at 1908 East 3rd Street, Apt. #6, Duluth, MN 55802.

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of each of Ergovision and Peeper's have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein and in the Certificate of Merger required to be filed under Delaware law, pursuant to which Peeper's will, subject to the terms and conditions set forth herein, merge with and into Subsidiary (the "Merger") so that, upon the Merger, Subsidiary will be the surviving entity and a wholly owned subsidiary of Ergovision. Upon the effectiveness of the Merger, all the outstanding capital stock of Peeper's will be cancelled and retired in exchange for the consideration provided for in Section 2.03 hereof;

            WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code; and

            WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   Article I.

                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

            "Environmental Condition" means any condition with respect to the Environment on any Facility, whether or not yet discovered, which could or does result in any Losses (as defined in Section 9.01 hereof), including any condition resulting from the operation of the business of Peeper's or the operation of the business of any subtenant or occupant of any Facility.

            "Environmental Laws" means all Governmental Rules relating to injury to, or the protection of, real or personal property or human health or the Environment as in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Bodies pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

            "Ergovision Stock" means the Common Stock, par value $0.001 per share, of Ergovision.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

            "Facility" means any facility which is now or has heretofore been owned or used by Peeper's.

            "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

            "Governmental Body" means any federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof (including, without limitation, environmental protection, planning and zoning), or any quasi-governmental or private body exercising any regulatory authority thereunder (including, without limitation, Network Solutions, Inc.) and any person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

            "Governmental Rules" means any statute, law, treaty, rule, code, ordinance, regulation, policy, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body.

            "Hazardous Substances" means any substance:

                  (a) the presence of which requires notification, investigation, or remediation under any Environmental Law as in effect prior to the Closing Date;

                  (b) which prior to the Closing Date is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which or from which Peeper's conducts or has conducted its business;

                  (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Body under Environmental Laws prior to the Closing Date;

                  (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

                  (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

                  (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas.

            "Lien" means any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction, of any kind or nature.

            "Release" means a general release in substantially the form of Exhibit D hereto to be executed by Thralow and each of the directors and officers of Peeper's in favor of Subsidiary.

                                  Article II.

                                PURCHASE AND SALE

      Section 2.01 The Merger. (a) Upon the terms and subject to the conditions hereof and in accordance with Section 252 of the Delaware General Corporation Law (the "DGCL") and Sections 302A.601 and 302A.651 of the Minnesota Business Corporation Law (the "MBCL"), as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article V and Article VI hereof, but in no event later than May 31, 1999 (unless extended pursuant to Section 7.06 hereof), the closing (the "Closing") of the Merger shall take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York, or such other place and at such time as the parties shall agree in writing (the "Closing Date").

            (b) Concurrently with the Closing, (i ) a certificate of merger (the "Certificate of Merger"), in form and substance reasonably satisfactory to Ergovision and Peeper's, providing for the merger of Peeper's with and into Subsidiary, shall be duly prepared, executed and filed by Ergovision, as the sole shareholder of surviving corporation (the "Surviving Corporation"), with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and (ii) the appropriate officers of Peeper's and Subsidiary shall execute and acknowledge the certificate required by Section 302A.651 of MBCL (the "Minnesota Certificate") and it shall be filed with the Minnesota Delaware Secretary of State in accordance with the MBCL, and the Merger shall become effective upon completion of the latest of such filings as are required under the DGCL and MBCL. The date and time the Merger becomes effective is referred to herein as the "Effective Time".

      Section 2.02 Effects of the Merger. (a) The Merger shall have the effects set forth in the DGCL and the MBCL and as hereinafter set forth. Following the Merger, the Surviving Corporation shall (i) continue its corporate existence under the laws of the State of Delaware, (ii) be a wholly owned subsidiary of Ergovision, (iii) use the name "Peeper's" and (iv) succeed to all rights assets, liabilities and obligations of Peeper's and Subsidiary in accordance with DGCL and the MBCL. At the Effective Time, pursuant to Section 259 of the DGCL, the separate existence of Peeper's shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of each of Peeper's and Subsidiary (sometimes hereinafter referred to collectively as the "Constituent Corporations") and shall be subject to all the debts and liabilities of each in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all Liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such Liens upon property of Peeper's shall be limited to the property affected thereby immediately prior to the time the Merger is effective. Any action or proceeding pending by or against Peeper's may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

            (b) At the Effective Time each share of common stock of Peeper's issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be cancelled and retired.

      Section 2.03 Merger Consideration. At the Effective Time, all of the collective shares of common stock, $0.01 par value, of Peeper's (the "Peeper's Common Stock") issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the following aggregate consideration (the "Merger Consideration"):

            (a) $875,000 in immediately available funds, less any amounts previously received from Ergovision in connection with that certain Letter of Intent, dated March 26, 1999 (the "Letter of Intent"), executed by Ergovision, Peeper's and Thralow;

            (b) a promissory note for the principal amount of $875,000 in the form of Exhibit A hereto, which note shall be secured by a first priority security interest in all of the intellectual and intangible property of the Surviving Corporation formerly owned by Peeper's, including, without limitation, all domain names, toll-free telephone numbers, web-site content and contract rights acquired from Peeper's in the Merger, payable in full on the earlier of
(x) the first anniversary of the Closing or (y) consummation by Ergovision of a public financing transaction or transactions for gross proceeds in excess of $10,000,000; and

            (c) 1,210,159 shares of Ergovision Stock.

      Section 2.04 Directors and Officers, Articles of Incorporation; By-laws. At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Mark Levin, Mark Suroff and Daniel Thralow, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. The Articles of Incorporation and By-laws of Subsidiary at the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their respective terms and applicable law.

      Section 2.05 Tax-Free Reorganization. The parties intend that the Acquisition be treated as a plan of reorganization under Section 368(a)(1)(A) and 368(a)(2)(D) of the Code. The Ergovision Stock issued in the Merger will be issued solely in exchange for Peeper's Common Stock, and no other transaction (other than the Merger and as provided in this Agreement) is intended to be an adjustment to the consideration paid for Peeper's Common Stock. The parties intend that, aside from that portion of the Merger Consolidation set forth in
Section 2.03(a) and (b), no consideration that could constitute "other property" within the meaning of Section 356(a) of the Code is being transferred by Ergovision for the Purchased Shares. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this
Section 2.05 unless otherwise required by a final and binding determination or resolution of a Governmental Body with appropriate jurisdiction, and each party agrees to promptly notify the other party of any assertion by a taxing authority of a position that is inconsistent with this Section 2.05.

                                  Article III.

             REPRESENTATIONS AND WARRANTIES OF THRALOW AND PEEPER'S

            Thralow and Peeper's, jointly and severally, represent and warrant to Ergovision and Subsidiary, that:

      Section 3.01 Organization and Good Standing. Peeper's is and at the Closing will be a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has and will have the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

      Section 3.02 Foreign Qualification. Peeper's is not licensed or qualified to do business as a foreign corporation in any jurisdiction, and the character and location of the assets owned or leased by Peeper's and the nature or conduct of Peeper's business as it is now being conducted do not make such license or qualification necessary.

      Section 3.03 Capitalization; Authority of Seller. (a) Thralow is the sole shareholder of Peeper's and has good and valid title to all issued and outstanding shares of Peeper's Common Stock free and clear of all Liens.

            (b) Thralow and Peeper's each have the power and authority to execute and deliver this Agreement, the Release executed by Thralow and all other documents hereby contemplated to be executed by Thralow and/or Peeper's, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by Thralow and/or Peeper's has been, and the consummation by Thralow and Peeper's of the transactions hereby and thereby contemplated has been, duly authorized by all necessary action, corporate or otherwise, of Thralow and/or Peeper's, as applicable. The Board of Directors and sole shareholder of Peeper's has authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement and all other documents hereby contemplated to be executed by Thralow and/or Peeper's constitute the legal, valid and binding obligations of Thralow and/or Peeper's, as applicable, enforceable against Thralow and/or Peeper's, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws affecting the enforcement of creditor's rights.

      Section 3.04 Corporate Instruments. Thralow has heretofore made available to Ergovision true and complete copies of the existing Certificate of Incorporation, the By-laws and the stock transfer books of Peeper's.

      Section 3.05 Capitalization; Options; Common Stock. (a) Peeper's is authorized to issue only 100 shares of Common Stock, par value $0.01 per share, all of which shares of Common Stock are issued and outstanding and owned by Thralow. There are no other series or classes of capital stock of Peeper's authorized or issued.

            (b) There are no outstanding warrants, options, contracts, rights (pre-emptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of Peeper's or other instruments convertible into or exchangeable for such stock, or which obligate Peeper's to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

            (c) The Common Stock owned by Thralow has been duly authorized and legally and validly issued, is fully paid and nonassessable, and represents all of the issued and outstanding shares of capital stock of Peeper's. None of the Common Stock has been issued in violation of the securities or blue sky laws of the United States of America or any state or territory thereof.

      Section 3.06 No Violation of Other Instruments or Obligations. The execution and delivery by Thralow and Peeper's of this Agreement or any other documents hereby contemplated and the consummation of the transactions hereby and thereby contemplated by Thralow and Peeper's shall not (i) constitute any violation or breach of the Certificate of Incorporation or the By-laws of Peeper's, (ii) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any contract, mortgage or other instrument to which Thralow or Peeper's is a party or by which any of its assets may be affected or secured, (iii) violate any Governmental Rule affecting Peeper's or any of its assets, (iv) result in the creation of any Lien on any of the assets or properties of Peeper's, or (v) result in the termination of any license, franchise, lease or permit to which Peeper's is a party or by which it is bound.

      Section 3.07 Compliance with Law; Consents and Approvals. Peeper's has complied in all material respects with all Governmental Rules (including, without limitation, any federal, state or local laws, rules or regulations regulating the safety of the workplace and/or the discharge of materials into the environment or otherwise relating to the protection of the environment) applicable to the business of Peeper's as conducted on and prior to the date hereof. Peeper's has maintained in full force and effect all licenses, approvals, permits and consents for the lawful conduct of its business. Neither Peeper's nor Thralow is in violation of any Governmental Rule applicable to Thralow or Peeper's, and has not received any notice of any such violation. Except as set forth on Schedule 3.07 hereof, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body (including, without limitation, any filing or registration pursuant to the securities or blue sky laws of the United States of America or any state or territory thereof) by Peeper's is required in connection with the execution and delivery by Thralow and Peeper's of this Agreement and the consummation of the transactions hereby contemplated.

      Section 3.08 Financial Statements. Schedule 3.08 hereto contains (i) the unaudited balance sheet of Peeper's as of December 31, 1998 (the "December Balance Sheet"), and the related statements of operations and shareholders' equity, including the notes thereto, for the year then ended and (ii) the unaudited balance sheet of Peeper's as of March 31, 1999 (the "March Balance Sheet") and the related statements of operations and shareholders' equity, including the notes thereto, for the three-month period then ended, all of which have been certified by Peeper's independent certified public accountant and delivered to Ergovision. Such financial statements present fairly, in all material respects, the financial position of Peeper's as of December 31, 1998 and March 31, 1999, respectively, and the results of Peeper's operations and shareholders' equity for the year ended December 31, 1998 and the three-month period ended March 31, 1999, all in conformity with GAAP applied on a consistent basis.

      Section 3.09 Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected on the December Balance Sheet, the March Balance Sheet or Schedule 3.09, respectively, all the Accounts Receivable of Peeper's reflected in the December Balance Sheet, the March Balance Sheet or
Schedule 3.09, respectively, and all accounts receivable that have arisen since the December Balance Sheet and March Balance Sheet (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods and services in the ordinary course of Peeper's business. The Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within 90 days from their due date, except to the extent of the amount of the reserve, if any, for doubtful accounts reflected on the December Balance Sheet, the March Balance Sheet or Schedule 3.09, respectively. Except for Accounts Receivable, Peeper's has not made any loan or advance to any person.

      Section 3.10 Liabilities, Borrowings and Guarantees. Peeper's has no debts, liabilities or other obligations, accrued, absolute, contingent or otherwise, due or to become due, other than liabilities disclosed or provided for on Schedule 3.10 and liabilities incurred since March 31, 1999 in the ordinary and usual course of its business consistent with past practice but in no event aggregating more than $5,000 collectively.

      Section 3.11 Title to Assets; Inventories. (a) Except for Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, Peeper's has good and marketable title, free and clear of all Liens, to all of its assets and personal property.

            (b) All inventories reflected on Schedule 3.11 are, and all inventories owned by Peeper's as of the Closing Time shall be (i) valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP and (ii) current and readily merchantable, containing no material amount of obsolete or damaged goods which have not been written down or reserved in conformity with GAAP. No inventory is held on consignment by Peeper's, as consignee or consignor. To Thralow's knowledge, all inventory included in Peeper's assets is free of any material defect or other deficiency.

      Section 3.12 Real Property; Leases. Except as set forth on Schedule 3.12, Peeper's does not own or lease any real property.

      Section 3.13 Litigation. Except as set forth on Schedule 3.13, there are no, and at the Closing there will not be any, claims, actions, suits, litigations, proceedings, audits, controversies or investigations, pending or, to the knowledge of Thralow, threatened against or affecting Peeper's or any of its assets, and Peeper's has not been, and at the Closing will not have been, charged with or, to the knowledge of the Thralow, threatened with a charge of any violation of, and is not, and at the Closing will not have been, under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business.

      Section 3.14 Taxes. (a) Peeper's has timely and duly filed (giving effect to extensions duly taken) all federal, state, local or foreign tax returns or reports required to be filed by or with respect to Peeper's on or prior to the Closing Date.

            (b) The tax returns and reports described in subparagraph (a) above reflect accurately all liability for taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipts taxes, franchise taxes, employment, withholding, social security and other payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax"), for the periods covered thereby. Peeper's has paid all Taxes required to be paid by it with respect to the periods covered by the returns and reports described in subparagraph (a) above. Peeper's has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over to a taxing authority.

            (c) Peeper's is not currently being audited by any taxing authority with respect to the returns and reports described in subparagraph (a) above and there are no claims or assessments pending against Peeper's. Peeper's has not agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns and has not filed any consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law). No written claim has ever been made by a taxing authority in a jurisdiction where Peeper's does not presently file Tax returns that Peeper's is or may be subject to taxation by that jurisdiction. Accurate, correct and complete copies of all tax returns and reports filed by Peeper's during the five-year period preceding the Closing Date have been made available to Ergovision. Accurate, correct and complete copies of any closing agreements with respect to Peeper's which were entered into with the Internal Revenue Service or any other taxing authority have heretofore been furnished to Ergovision.

            (d) Since January 1, 1997 and through the date hereof, Peeper's has been a subchapter S corporation within the meaning of Section 1361 of the Code and under all corresponding provisions of applicable state and local tax laws to the extent they recognize S corporation status.

      Section 3.15 Insurance. Peeper's has insurance for its assets and operations in amounts and for coverages customary for businesses of its kind and size. Schedule 3.15 hereto is a complete and correct list of all policies of insurance carried by Peeper's or pursuant to which Peeper's is a named beneficiary or pursuant to which the business or assets of Peeper's are insured and true and complete copies of which have been provided to Ergovision. All of such policies are in full force and effect, all premiums due and payable in respect of such policies have been paid in full, and there exists no default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy. Peeper's has notified such insurers of any claim known to Peeper's which it believes is covered by any such insurance policy and has provided Ergovision with a copy of such claim.

      Section 3.16 Labor Disputes. Peeper's is not party to a union agreement and there are no labor unions or other organizations representing or attempting to represent any employee of Peeper's. There are no work stoppages or other labor disputes, disturbances, grievances or claims pending or, to the knowledge of Thralow, threatened in connection with the employees of Peeper's. There is no unfair labor practice charge or complaint pending or, to the knowledge of Thralow, threatened against Peeper's before the National Labor Relations Board or any State Labor Relations Board. There are no claims of discrimination of any kind pending or, to the knowledge of Thralow, threatened against Peeper's before any Governmental Body.

      Section 3.17 Contracts. Schedule 3.17 contains a complete and correct list of all contracts, arrangements and agreements in effect on the date hereof (the "Contracts") to which Peeper's is a party, whether written or oral, including but not limited to agency or advertising contracts, agreements with employees, sales representatives, suppliers, wholesalers, manufacturers and distributors, arrangements with web hosting service providers, website designers, software vendors or licensors, computer or technical service providers, and agreements with factors, banks or other lending institutions. A true and complete copy of each written Contract, and a complete and correct summary of each oral Contract, has heretofore been made available to Ergovision. Peeper's has performed all of its obligations required to be performed by it, has paid all amounts required to be paid by it and is not in default in any material respect under any Contract, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute such a default, and no other party to any Contract is in default in any material respect thereunder. Each of the Contracts constitutes a legal, valid and binding obligation of Peeper's and the other parties thereto enforceable in accordance with its terms. Neither Thralow nor Peeper's has received notice that any other party to any of the Contracts is in default thereunder. Except as set forth on
Schedule 3.17, none of the Contracts requires the consent of a third party in connection with the transactions contemplated hereby.

      Section 3.18 Intellectual Property. (a) Except as set forth on Schedule 3.18, Peeper's owns free and clear of all Liens, and possesses and has the exclusive right to use, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, domain name applications, copyrights, copyright registrations, know-how, trade secrets, proprietary processes, computer programs and other computer software, technology and formulae (the "Proprietary Rights") necessary, required or desirable for the conduct of its business as presently conducted or as proposed to be conducted. All Proprietary Rights are identified on Schedule 3.18 hereto. Except as set forth on Schedule 3.18, Peeper's owns and has the sole and exclusive right to use each of the Proprietary Rights for the categories of goods and services with respect to which such Proprietary Rights are registered to the extent that such goods and services are currently being used. Peeper's (i) is not bound by or a party to any options, licenses, or agreements of any kind with respect to the Proprietary Rights and (ii) has not assigned, licensed or in any manner encumbered or impaired any rights in the Proprietary Rights. No Proprietary Right infringes or violates any personal, property, statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity), and no claim alleging any such infringement or violation by Peeper's or its Proprietary Rights has been received by Thralow or Peeper's.

            (b) Except as set forth on Schedule 3.18, no royalties, honoraria or fees are payable to and no consents or approvals are needed from any third persons or entities in connection with the ownership, use or exploitation of the Proprietary Rights in Peeper's business.

      Section 3.19 Software. (a) Schedule 3.19 sets forth a complete and accurate list of all software programs, systems and applications (i) designed or developed (or in the process of being designed or developed) by employees of Peeper's or by consultants on Peeper's behalf (the "Peeper's Owned Software") or
(ii) licensed by Peeper's from any third party (other than "off-the-shelf" software) (the "Licensed Software") pursuant to the License Agreements specified on Schedule 3.18, in each case that is manufactured, developed or used by Peeper's in the operation of Peeper's business or integrated into Peeper's Owned Software or marketed, licensed or sold by Peeper's to third parties (collectively, the "Software").

            (b) All of Peeper's Owned Software are original works of authorship and are protected by the copyright laws of the United States. Peeper's owns all right, title and interest in and to Peeper's Owned Software, free and clear of any Liens and, except as set forth on Schedule 3.19 hereof, has not sold, assigned, licensed, distributed or in any other way disposed of Peeper's Owned Software or subjected Peeper's Owned Software to any Lien, and none of the employees or consultants referenced in Section 3.19(a) has any interest or claim whatsoever to any of Peeper's Owned Software or any component or constituent part thereof.

            (c) The Licensed Software is validly held and used by Peeper's and is fully and freely utilizable by Peeper's pursuant to the license agreement with respect thereto without the consent of or notice to any third party. Peeper's is in compliance with all material terms and conditions of each license with respect to the Licensed Software, and neither Thralow nor Peeper's has received any notice that Peeper's is in breach of any such license.

            (d) To the best of Thralow's knowledge, the Software does not contain any copy protection, computer virus, malicious code or destructive feature.

      Section 3.20 Year 2000. All Software is designed to be used prior to, during, and after calendar year 2000 and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (a) the Software will not abnormally end or provide invalid or incorrect results as a result of date data and (b) the Software will be capable, upon installation, of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, and (ii) the Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000, and that the Software will be interoperable with other software and systems that may deliver records to, receive record from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

      Section 3.21 Licenses and Permits. Peeper's has all licenses, permits, consents and approvals necessary for Peeper's to conduct its business as required by any Governmental Body, and all such licenses, permits, consents and approvals are set forth in Schedule 3.21 hereto.

      Section 3.22 ERISA. (a) Except as set forth on Schedule 3.22 hereto, Peeper's does not maintain, administer or contribute to, nor has it maintained, administered or contributed to, nor do the employees of Peeper's receive or expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"); employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Plan"); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement (an "Employee Benefit Plan"). Neither Peeper's nor any affiliate of Peeper's as determined under Code section 414(b), (c), (m) or (o) (an "ERISA Affiliate") maintains, administers or contributes to, nor have any of them maintained, administered or contributed to, nor do the employees of Peeper's or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any Plan which is subject to section 412 of the Code or Title IV of ERISA. All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply in all material respects with and are and have been operated in accordance with each applicable provision of ERISA and the Code (including, without limitation, requirements of Code 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither Peeper's nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan.

            (b) Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in all material respects in accordance with the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. There are no pending or, to Peeper's knowledge, threatened claims against any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits).

      Section 3.23 Employees and Other Matters. Schedule 3.23 hereto is a correct and complete list of (i) the directors and officers of Peeper's and all of the present employees, sales personnel and independent contractors regularly employed by or in connection with the business of Peeper's, either as employees or independent contractors, together with a statement of the full amount payable by way of salary, bonuses, perquisites, fringe benefits and other direct or indirect compensation to each such person and (ii) the names of all persons, if any, holding powers of attorney from Peeper's and a summary statement of the terms thereof.

      Section 3.24 Environmental Matters. (a) Peeper's has obtained and continues to maintain all permits, licenses, consents and approvals (the "Environmental Approvals"), if any, necessary for conducting the business of Peeper's which are required under Environmental Laws, and Peeper's has not operated in violation of any Environmental Law or the terms of any Environmental Approval.

            (b) (i) Peeper's has not used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances except in a manner which complies with Environmental Laws, (ii) to the best knowledge of Thralow, no prior owner, occupant, tenant or user of any Facility has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances, at, on or from any Facility except in compliance with all Environmental Laws, and (iii) to the best knowledge of Thralow, there is not, and there has not been, any Environmental Condition or release or threat of release (as those terms are defined in Section 101 of CERCLA) of Hazardous Substances at, on or from any Facility.

            (c) Neither Peeper's nor Thralow has received written notice of any pending or threatened investigation, claims, enforcement proceedings, cleanup orders, citizen suits or other actions instituted by any private party, employee or Governmental Body arising out of the conduct or the operations of Peeper's, in connection with any Environmental Laws, or as a result of any Environmental Condition at any Facility.

      Section 3.25 Sales Target. The net sales generated by the Business ("Net Sales") for the twelve months ended December 31, 1998, were at least $1,478,752, and for the three months ended March 31, 1999 were at least $485,376.

      Section 3.26 Ordinary Course; No Material Adverse Change. Since March 31, 1999, Peeper's has conducted its business in the ordinary and regular course thereof and there has not been (i) any material adverse change in the assets, business, prospects, financial condition or results of operations of Peeper's,
(ii) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected assets or the business of Peeper's or (iii) any event or condition of any character whatsoever the occurrence of which affects or threatens to materially adversely affect the assets, business, prospects, financial condition or results of operations of Peeper's.

      Section 3.27 Finder's Fees. Neither Thralow nor Peeper's has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

      Section 3.28 Full Disclosure. No representation or warranty of Peeper's or the Thralow in this Agreement or in any other certificate, schedule or other document delivered to Ergovision pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they were made.

                                  Article IV.

           REPRESENTATIONS AND WARRANTIES OF ERGOVISION AND SUBSIDIARY

            Ergovision and Subsidiary, jointly and severally, represent and warrant to Peeper's and Thralow that:

      Section 4.01 Organization and Good Standing. Ergovision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted, except for such power and authority the lack of which would not have a materially adverse effect on Ergovision. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a wholly owned subsidiary of Ergovision and is organized solely for the purpose of consummating the transactions contemplated hereby.

      Section 4.02 Authority Relative to Agreement. Ergovision and Subsidiary each have the corporate power and authority to execute and deliver this Agreement, and all other documents hereby contemplated, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by each of them pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and all other documents hereby contemplated to be executed by Ergovision and Subsidiary has been, and the consummation by Ergovision and Subsidiary of the transactions hereby and thereby contemplated has been, duly authorized by any and all necessary corporate action of Ergovision and Subsidiary, respectively. The respective Boards of Directors of Ergovision and Subsidiary have authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement and all other documents hereby contemplated to be executed by Ergovision and Subsidiary constitute the legal, valid and binding obligations of Ergovision and Subsidiary, respectively, enforceable against Ergovision and Subsidiary in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws affecting the enforcement of creditor's rights.

      Section 4.03 No Violation of Other Instruments or Obligations. Neither the execution and delivery of this Agreement or any other documents hereby contemplated nor the consummation of the transactions hereby and thereby contemplated shall (i) constitute any violation or breach of the Certificate of Incorporation or By-laws of Ergovision or Subsidiary, (ii) constitute a default under or a violation or breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which either of them is a party, or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation affecting Ergovision, Subsidiary or any of their respective assets, which violation, breach or default, in the case of (ii) or (iii), would have a materially adverse effect on Ergovision or Subsidiary.

      Section 4.04 Consents and Approvals. No authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Body by Ergovision or Subsidiary is required in connection with the execution and delivery of this Agreement and the consummation of the transactions hereby contemplated.

      Section 4.05 Capitalization; Common Stock. (a) The capitalization of Ergovision, including all outstanding stock options, is accurately and fully set forth on Schedule 4.05 hereto. Subsidiary is authorized to issue only 100 shares of common stock, .01 par value per share, all of which shares of common stock are issued and outstanding and owned by Ergovision. There are no other series or classes of capital stock of Subsidiary authorized or issued.

            (b) The Ergovision Stock to be issued to Thralow pursuant to the provisions of this Agreement will, upon such issuance, be duly authorized, legally and validly issued, and fully paid and nonassessable.

      Section 4.06 Financial Statements. Schedule 4.06 hereto contains (i) the unaudited balance sheet of Ergovision as of December 31, 1998 and the related statements of operations, cash flows and shareholders' equity, including the notes thereto, for the year then ended and (ii) the unaudited balance sheet of Ergovision as of February 28, 1999 and the related statements of operations, cash flows and shareholders' equity, including the notes thereto, for the two-month period then ended, all of which have been compiled by Ergovision's certified public accountant and delivered to Peeper's and Thralow. Such financial statements present fairly, in all material respects, the financial position of Ergovision as of December 31, 1998 and February 28, 1999, respectively, and the results of Ergovision's operations, cash flows and shareholders' equity for the year ended December 31, 1998 and the two-month period ended February 28, 1999, all in conformity with GAAP applied on a consistent basis.

      Section 4.07 Title to Assets. Except for Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, Ergovision has good and marketable title, free and clear of all Liens, to all of its assets and personal property.

      Section 4.08 Litigation. Except as set forth on Schedule 4.08 hereto, there are no material claims, actions, suits, litigations, proceedings, audits, controversies or investigations, pending or, to the knowledge of Ergovision, threatened against or affecting Subsidiary, Ergovision or any of its assets, and neither Ergovision nor Subsidiary has been charged with or, to the knowledge of the Ergovision, threatened with a charge of any violation of, and is not under investigation with respect to a possible violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business, the adverse outcome of which, in any such case, would have a materially adverse effect on Ergovision or Subsidiary.

      Section 4.09 Licenses and Permits. Schedule 4.09 sets forth all licenses, permits, consents and approvals necessary for Ergovision to conduct its business as required by any Governmental Body, other than any such licenses, permits, consents and approvals the absence of which would not have a materially adverse effect on Ergovision.

      Section 4.10 Ordinary Course; No Material Adverse Change. Since March 31, 1999, Ergovision has conducted its business in the ordinary and regular course thereof and there has not been (i) any material adverse change in the assets, business, prospects, financial condition or results of operations of Ergovision,
(ii) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the assets or the business of Ergovision or
(iii) any event or condition of any character whatsoever the occurrence of which materially adversely affects the assets, business, prospects, financial condition or results of operations of Ergovision.

      Section 4.11 Finder's Fees. Ergovision has not incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

      Section 4.12 Full Disclosure. No representation or warranty of Ergovision or Subsidiary in this Agreement or in any other certificate, schedule or other document delivered to Peeper's or Thralow pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein and therein not misleading in light of the circumstances in which they were made.

                                   Article V.

             CONDITIONS TO ERGOVISION'S AND SUBSIDIARY'S OBLIGATIONS

            All obligations of Ergovision and Subsidiary under this Agreement are subject to the fulfillment of each of the following conditions:

      Section 5.01 Representations and Warranties. The representations and warranties of Peeper's and Thralow contained in Article III hereof shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such date.

      Section 5.02 Employment Agreements. Thralow shall have entered into an employment agreement substantially in the form of Exhibit B hereto. Jonathan Thralow shall have entered into an employment agreement substantially in the form of Exhibit C hereto.

      Section 5.03 Powers of Attorney. There shall have been terminated or revoked all powers of attorney of Peeper's.

      Section 5.04 Opinion of Counsel. Peeper's shall cause to be delivered to Ergovision an Opinion of Counsel for Peeper's, in form and substance satisfactory to Ergovision and its counsel.

      Section 5.05 Releases. Thralow shall have executed and delivered the Release.

      Section 5.06 Non-Competition Agreement. Thralow shall have entered into a non-competition agreement substantially in the form of Exhibit E hereto.

      Section 5.07 Resignations. Peeper's shall have caused to be delivered to Ergovision written resignations, effective as of the Closing, of each of the directors and officers of Peeper's from all offices and directorships of Peeper's held.

      Section 5.08 Governmental Permits and Approvals; Consents. Peeper's shall have obtained (with the reasonable assistance of Ergovision to the extent required to obtain such approvals) (i) all permits and approvals from any Governmental Body required to be obtained by Peeper's for the lawful consummation of the Closing and (ii) the consents set forth or required to be set forth on Schedule 3.07. Notwithstanding the foregoing, Peeper's shall not be required to pay any consideration to any third party in order to obtain any such permit, approval, consent or estoppel representation letter.

      Section 5.09 Merger. The Certificate of Merger and the Minnesota Certificate shall each have been executed and delivered by Peeper's to Ergovision.

      Section 5.10 Assignment of Contracts. Peeper's shall obtain (with the reasonable assistance of Ergovision to the extent necessary to obtain such consents) the consent of all other parties to an assignment of any Contract in all cases in which such consent is required thereunder. Notwithstanding the foregoing, Peeper's shall not be required to pay any consideration to any third party in order to obtain any such consent.

      Section 5.11 Officer's Certificate. Peeper's shall have caused to be delivered to Ergovision a certificate signed by the Chief Executive Officer and/or the Secretary of Peeper's stating that (a) the representations and warranties of Peeper's as set forth in Article 3 hereof are true and accurate on and as of the Closing Date as if made on and as of such date and (b) all conditions of Ergovision's obligations as set forth in Article 5 hereof have been entirely fulfilled by Peeper's.

      Section 5.12 Consent of Shareholders of Subsidiary. The sole shareholder of Subsidiary shall have authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      Section 5.13 Due Diligence. Ergovision shall have completed its business, financial and legal due diligence review of Peeper's to Ergovision's satisfaction.

      Section 5.14 Financing. Ergovision's third party sources of capital who are financing the portion of the Merger Consideration set forth in Section 2.03(a) hereof shall have approved the transactions contemplated hereby.

      Section 5.15 Monthly Sales Reports. Peeper's shall have delivered to Ergovision monthly sales updates within five (5) business days of the end of each calendar month between the date hereof and the Closing Date.

      Section 5.16 Additional Documents. Peeper's and/or Thralow has executed and delivered such additional closing documents, certificates and agreements as Ergovision may reasonably request.

                                  Article VI.

                CONDITIONS TO PEEPER'S AND THRALOW'S OBLIGATIONS

            All obligations of Peeper's and Thralow under this Agreement are subject to the fulfillment of each of the following conditions:

      Section 6.01 Representations and Warranties. The representations and warranties of Ergovision and Subsidiary contained in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

      Section 6.02 Employment Agreement. Ergovision shall have entered into an employment agreement with Thralow substantially in the form of Exhibit B hereto and an employment agreement with Jonathan Thralow substantially in the form of Exhibit C hereto.

      Section 6.03 Opinion of Counsel. Ergovision shall cause to be delivered to Peeper's and Thralow an opinion of counsel for Ergovision and Subsidiary, in form and substance satisfactory to Peeper's, Thralow and their counsel, opining, inter alia, that on the basis of certain facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, to the effect that the Merger qualifies in relevant part as a tax-free reorganization for United States Federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Ergovision and Subsidiary.

      Section 6.04 Governmental Permits and Approvals; Consents. Ergovision shall have obtained (with the reasonable assistance of Ergovision to the extent required to obtain such approvals) (i) all permits and approvals from any Governmental Body required to be obtained by Ergovision for the lawful consummation of the Closing and (ii) approval of this Agreement and the transactions contemplated hereby by Subsidiary's shareholders. Notwithstanding the foregoing, Ergovision shall not be required to pay any consideration to any third party in order to obtain any such permit, approval, consent or estoppel representation letter.

      Section 6.05 Officer's Certificate. Ergovision shall have caused to be delivered to Peeper's a certificate signed by the Chief Executive Officer and/or the Secretary of Ergovision stating that (a) the representations and warranties of Ergovision and Subsidiary as set forth in Article 4 hereof are true and accurate on and as of the Closing Date as if made on and as of such date and (b) all conditions of Peeper's and Thralow's obligations as set forth in Article 6 hereof have been entirely fulfilled by Ergovision and Subsidiary.

      Section 6.06 Election to Boards of Directors. Ergovision shall have caused Thralow to be elected to the respective Boards of Directors of Ergovision and Subsidiary, with his term to commence as of the first business day after the Closing Date.

      Section 6.07 Due Diligence. Thralow and Peeper's shall have completed their business, financial and legal due diligence review of Ergovision to the satisfaction of Thralow and Peeper's.

      Section 6.08 Additional Documents. Ergovision and/or Subsidiary has executed and delivered such additional closing documents, certificates and agreements as Peeper's or Thralow may reasonably request.

                                  Article VII.

                                    COVENANTS

      Section 7.01 Further Assurances. From and after the date hereof, Thralow and Peeper's shall, at any time and from time to time, at their sole cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as counsel for Ergovision may reasonably request for the effectual consummation, confirmation and particularization of this Agreement and the transactions hereby contemplated.

      Section 7.02 Collection of Receivables. In the event that Thralow receives any amounts after the Closing Date in respect of Peeper's accounts receivable that existed prior to the Closing Date, Thralow agrees to promptly forward all such amounts to Ergovision.

      Section 7.03 Taxes. (a) Thralow shall be responsible for the good faith preparation of all federal S corporate income tax returns (i.e., Form 1120S) and state S corporate income tax returns for Peeper's (the "S Corporation Returns"), including extensions, for taxable periods ending prior to the Closing Date. At least ninety (90) days prior to the due date (including extensions) of any S Corporation Return, Thralow shall cause such S Corporation Returns to be delivered to Ergovision for its approval, and, subject to approval by Ergovision, will thereafter sign such Return as an officer of Peeper's. Once approved, Ergovision shall timely file all S Corporation Returns timely delivered to it by Thralow, without modifications, and shall furnish Thralow with evidence regarding the filing of such S Corporation Returns.

            (b) Thralow shall not amend any S Corporation Returns without the prior written consent of Ergovision. If Thralow desires to amend or have amended an S Corporation Tax Return, Thralow agrees to hold Ergovision harmless from any additional Taxes that Ergovision may have to bear on account of such amended S Corporation Return, and Ergovision and Thralow shall, at Thralow's cost, cooperate in such matter to the extent reasonable.

      Section 7.04 Standstill. In consideration of Ergovision's and Subsidiary's execution and delivery of this Agreement, Thralow and Peeper's agree to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a material portion of Peeper`s assets outside of the ordinary course of business, change of control or similar transaction involving the Company or any of its subsidiaries or division (each, an "Acquisition Transaction"). Thralow and Peeper's shall not, and will cause their respective "affiliates" (as defined in the Securities Exchange Act of 1934 (the "Exchange Act")) as well as Peeper's management, employees, agents, representatives, officers and directors, not to:

            (a) from the date hereof until the earlier of the Closing Date or the termination of this agreement, directly or indirectly solicit, initiate, encourage, accept, entertain, participate in or consult with respect to (including by way of furnishing information) any inquiry, offer, discussion, proposal, negotiation, arrangement or understanding in connection with any proposed Acquisition Transaction with any person, firm or corporation other than Ergovision or Subsidiary, or provide any information (public or non-public) or otherwise cooperate in any way with anyone for any purpose inconsistent with the terms of this letter agreement (it being also agreed that Thralow and Peeper's shall promptly notify Ergovision in writing of any such inquiries or proposals); and

            (b) for a period commencing on the date hereof and ending twelve months following the date of the termination of this agreement, if applicable,

                  (i) become a "participant" in a "solicitation" of proxies, as those terms are defined in Rule 14a-11 and Rule 14a-1, respectively, of Regulation 14A under the Exchange Act, to vote, or seek to advise or influence any person, in respect of any voting securities of Ergovision that may be outstanding and entitled to vote at any time during such period, except in respect of the transactions contemplated hereby;

                  (ii) form, join or in any way participate in any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) for the purpose of voting, purchasing or disposing of any securities of Ergovision;

                  (iii) deposit any securities of Ergovision in a voting trust or subject them to a voting agreement or other arrangement or similar effect;

                  (iv) in any manner acquire or agree, offer, seek or propose to acquire or make any proposal to acquire ownership (including, without limitation, "beneficial" ownership, as defined by Rule 13d-3 promulgated under the Exchange Act) of any of the assets or businesses of, or any securities of, or any securities issued by, Ergovision or any rights or options to acquire such ownership (including from a third party), except through the transactions contemplated hereby;

                  (v) seek or propose to influence or control the management,
            Board of Directors or policies of Ergovision, except for the transactions contemplated hereby; or

                  (vi) enter into any discussion, proposal, negotiation,
            arrangement or understanding with any third party in respect of any of the foregoing.

      Section 7.05 Continuation of Business. (a) From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement, except as Thralow, Peepers and Ergovision may otherwise agree, Peeper's will, and Thralow will cause Peeper's to, preserve and continue to operate its business diligently and in a proper and prudent manner and will not enter into any transactions outside of the ordinary and usual course of its business or enter into any transaction or make any commitment involving an expense or capital expenditure by Peeper's in excess of $5,000. Except for those amounts set forth on Schedule 7.05 hereto, during such period no bonuses or compensation will be paid to the officers or employees of Peeper's other than salaries in effect on the date hereof and payments made in the form of bonuses in the ordinary course of business consistent with past practice, and Peeper's will not declare any dividends, grant new stock options, accelerate any options or issue new shares of stock or other securities (other than pursuant to exercise of events of outstanding options, warrants or rights) or rights to acquire any such options, shares or securities, or make any commitments with respect to any of the foregoing, nor will distributions of any nature be made to the shareholders of Peeper's. During such period, Peeper's will endeavor to maintain the goodwill of business relationships with all of their existing customers and suppliers. Specifically, without limitation of the foregoing, Peeper's shall not, and Thralow shall cause Peeper's not to, (i) place or permit any third party to place any Lien on any of Peeper's assets, (ii) commit any material breach of any Contract which is not cured by the Closing Date, (iii) amend or waive any defaults under any Contract or (iv) initiate or become a voluntary third party participant in any litigation or arbitration proceeding.

            (b) From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement, except as Thralow, Peepers and Ergovision may otherwise agree, Ergovision shall not grant new stock options, accelerate any options or issue new shares of stock or other securities (other than pursuant to exercise of events of outstanding options, warrants or rights) or rights to acquire any such options, shares or securities, to any of Ergovision's employees; provided, however, that such restrictions shall not prevent or restrict Ergovision from engaging in such activities with respect to Ergovision's consultants, contractors or other third parties.

      Section 7.06 Standstill Payments. Ergovision may, in its sole discretion, on or before the Closing Date (as extended pursuant to this Section 7.06), make an additional payment of Ten Thousand Dollars ($10,000) to Peeper's to extend the latest possible Closing Date through June 30, 1999 in consideration of such additional payment. Any references to the "Closing Date" in this Agreement shall be subject to and shall be deemed to include such extension. Any payments made pursuant to this Section 7.06 shall, in the event of the Closing, be credited against the portion Merger Consideration provided in Section 2.03(a) hereof. In the event that the transactions contemplated hereby do not close, all such funds may be retained by Peeper's for its own purposes except, however, that such funds shall be promptly refunded in full to Ergovision in the event that the transaction does not close because the due diligence review of Ergovision by Peeper's and Thralow as set forth in Section 6.07 hereof shall not be satisfactory to Peeper's or Thralow.

      Section 7.07 Break-Up Fee. Peeper's and Thralow agree that in the event that (i) Peeper's or Thralow breaches that certain Confidentiality Agreement, dated March 26, 1999 (the "Confidentiality Agreement") or any material provision hereof, or (ii) the transaction contemplated hereby is not consummated on or before the Closing Date due to any unreasonable delay caused by Peeper's or Thralow or as a result of the failure of Ergovision's closing conditions, as set forth in this Agreement, to be met due to any action, omission or misrepresentation of Peeper's or Thralow, then Peeper's shall promptly pay a break-up fee to Ergovision in an amount equal to $250,000 (the "Break-Up Fee"). In addition, notwithstanding the terms of Section 7.06 hereof, in the event that the transaction contemplated hereby does not close as a result of the events set forth in clauses (i) or (ii) of the first sentence of this Section 7.07, all payments made to Peeper's by Ergovision pursuant to Section 7.06 or the Letter of Intent as of the date of such event shall also be promptly refunded to Ergovision on demand. Peeper's obligation to pay the Break-Up Fee shall not be triggered in the event that Ergovision and Subsidiary refuse to close the Merger because of exceptions to the representations and warranties of Peeper's and Thralow contained herein, where Ergovision and Subsidiary had actual knowledge of the conditions or circumstances constituting such exceptions on the date hereof.

                                 Article VIII.

                   INVESTMENT INTENT; RESTRICTIONS ON TRANSFER

      Section 8.01 Investment Representation. Thralow (i) represents and warrants to Ergovision that he is acquiring all of the shares of Ergovision Stock to be issued to him pursuant to the provisions of this Agreement for his own account and for the purposes of investment and not with a view to, or for sale in connection with, any distribution thereof, and (ii) agrees that he will not at anytime sell or otherwise transfer, or permit the sale or other transfer of, such shares of Ergovision Stock other than in transactions that are not in violation of the Securities Act of 1933 or the provisions of any other applicable securities laws, rules or regulations.

      Section 8.02 Stock Legend. All certificates representing shares of Ergovision Stock to be delivered to Thralow under this Agreement shall bear the following legend:

      "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with, or pursuant to an exemption from, the requirements of such Act or such laws."

                                  Article IX.

                                 INDEMNIFICATION

      Section 9.01 By Thralow. Thralow agrees to indemnify and hold harmless Ergovision, Subsidiary and their respective directors, officers, employees and agents (the "Purchaser Parties") against, and to reimburse Purchaser Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") which each may suffer, incur or pay by reason of (i) the breach by Thralow or Peeper's of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document executed by Thralow or Peeper's and delivered to Ergovision or Subsidiary pursuant to the provisions of this Agreement; (ii) the failure of Thralow or Peeper's to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; (iii) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Thralow or Peeper's of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document delivered by or on behalf of Thralow and Peeper's to Ergovision or Subsidiary pursuant to the provisions of this Agreement or of any covenant made by Thralow or Peeper's herein or therein.

      Section 9.02 By Ergovision. Ergovision agrees to indemnify and hold harmless Thralow against, and to reimburse Thralow on demand with respect to, any and all Losses which Thralow may suffer, incur or pay by reason of (i) the breach by Ergovision or Subsidiary of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document executed by Ergovision or Subsidiary and delivered to Thralow pursuant to the provisions of this Agreement; (ii) the failure of Ergovision or Subsidiary to perform any agreement required by this Agreement or any agreement executed pursuant to the provisions of this Agreement; and (iii) the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts which, if such allegation were true, would constitute a breach by Ergovision or Subsidiary of any representation or warranty made by either of them in this Agreement or in any agreement, certificate or other document delivered by or on behalf of Ergovision or Subsidiary to Thralow pursuant to the provisions of this Agreement or of any covenant made by Ergovision or Subsidiary herein or therein.

      Section 9.03 Indemnification Procedure. The Purchaser Parties, in the case of Section 9.01 hereof, and Thralow, in the case of Section 9.02 hereof (hereinafter, the applicable party or parties providing indemnity, the "Indemnifying Party" and the party or parties being indemnified, the "Indemnified Party") agree to give the Indemnifying Party prompt written notice of the allegation by any third party of the existence of any liability, obligation, lease, agreement, contract, other commitment or state of facts referred to in clause (iii) of Sections 9.01 and 9.02 hereof, as applicable. The Indemnifying Party shall be entitled, at his or its sole cost and expense, to participate in and to control the contest, defense, settlement or compromise of any claim if the Indemnifying Party shall agree in writing within 15 days after the receipt of notice of such claim that it is required, pursuant to this
Article 9, to indemnify the Indemnified

Party for the full amount of such claim (the "Claim Acknowledgement Procedure"). If the Indemnifying Party shall assume the defense of a claim hereunder, the Indemnified Party shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such claim. If the Indemnifying Party does not assume the defense of a claim within a reasonable time after notice thereof or, after assumption, does not thereafter diligently pursue such defense or does not comply with the Claim Acknowledgement Procedure, the Indemnified Party shall be entitled to defend, settle or compromise such matter for the account and at the expense of the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 9.03, the Indemnified Party shall have the sole right to control the contest, defense, settlement or compromise of any claim if such claim is not a claim solely for monetary damages. Notwithstanding anything to the contrary set forth in this Article IX, no Indemnified Party shall be entitled to indemnification until the aggregate amount of Losses payable to such Indemnified Party (without giving effect to this limitation) exceeds $25,000; provided, that, if the aggregate amount of such Losses exceeds $25,000, indemnification shall be made to the full extent of any such Losses, including any such Losses that arose prior to the time that the aggregate of such Losses exceeded $25,000.

      Section 9.04 Knowledge of Parties. Notwithstanding the generality of Sections 9.01 and 9.02 hereof, conditions or circumstances that would otherwise constitute exceptions to any representations or warranties of Ergovision or Subsidiary, on the one hand, or Thralow or Peeper's, on the other hand, but of which the other party has actual knowledge on the date hereof shall not cause any liability of such representing or warranting party under this Agreement.

                                   Article X.

                                   TERMINATION

      This Agreement may be terminated at any time prior to the Closing Date (as such date may be extended pursuant to Section 7.06 hereof):

            (a) By mutual consent of the parties;

            (b) By Ergovision and Subsidiary, if there has been a material violation or breach by Thralow or Peeper's of any agreement, representation, warranty, or condition contained in this Agreement not cured to the reasonable satisfaction of Ergovision and Subsidiary prior to the Closing Date; or

            (c) By Thralow and Peeper's, if there has been a material violation or breach by Ergovision or Subsidiary of any agreement, representation, warranty, or condition contained in this Agreement not cured to the reasonable satisfaction of Thralow and Peeper's prior to the Closing Date.

                                  Article XI.

                                  MISCELLANEOUS

      Section 11.01 Survival of Representations and Warranties. All statements, certifications, indemnification's, representations and warranties made hereby by the parties to this Agreement and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof shall, unless waived in writing and notwithstanding any examination by or on behalf of any party hereto and notwithstanding the consummation of the transactions hereby contemplated, survive the closing of the transactions hereby contemplated for a period of 24 months; provided, however, that the representations and warranties set forth in Section 3.19 and Section
3.20 shall survive the closing of the transactions hereby contemplated for a period of five years.

      Section 11.02 Merger Provision. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the parties hereto (including, without limitation, the Letter of Intent) as to the subject matter hereof, other than the Confidentiality Agreement, are merged into this Agreement. This Agreement, together with the Confidentiality Agreement, all agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, schedules, exhibits, documents and other instruments to be attached hereto or delivered herewith.

      Section 11.03 Amendment and Modification. No term or provision of the Agreement may be amended, released, discharged or modified in any respect except in writing signed by the party to be charged and only to the extent therein set forth.

      Section 11.04 Waiver. (a) No waiver shall be deemed to be made by any of the parties to any of its rights hereunder unless that waiver shall be in a writing signed by the waiving party and only to the extent therein set forth.

            (b) No failure of any of the parties to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the right of any party to demand precise compliance with the terms of the Agreement.

      Section 11.05 Notices. (a) All notices, consents, demands or other communications required or permitted to be given pursuant to the Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or
(iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:

As to Thralow:           Daniel Thralow
                         1908 East 3rd Street, Apartment #6
                         Duluth, Minnesota  55802
                         Telephone No.:  (218) 728-0335
with a copy to:          Hanft, Fride, O'Brien, Harries, Swelbar & Burns, P.A.
                         1000 U.S. Bank Place
                         130 West Superior Street
                         Duluth, Minnesota  55802-2094
                         Attn:  Mark D. Pilon, Esq.
                         Telephone:  (218) 722-4788
                         Telecopy:  (218) 529-2401

As to Ergovision:        Ergovision, Inc.
                         One Fairchild Court
                         Plainview, New York  11803
                         Attn:  Mark H. Levin
                         Telephone No.:  (516) 349-1110
                         Telecopy No.:  (516) 349-9191

with a copy to:          Rosenman & Colin LLP
                         575 Madison Avenue
                         New York, New York 10022
                         Attn:  Eric M. Lerner, Esq.
                         Telephone No.:  (212) 940-8800
                         Telecopy No.: (212) 940-8776

or to any other address or telecopy number which such party may have subsequently communicated to the other parties in writing.

            (b) Except as otherwise provided in this Agreement, any notice, consent, demand or other communication given hereunder may be signed on behalf of a party by any duly authorized representative of that party.

      Section 11.06 Governing Law; Service of Process. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of laws principles thereof. All actions or proceedings seeking the interpretation and/or enforcement of this agreement shall be brought only in the state or federal courts located in New York County, all parties hereby submitting themselves to the jurisdiction of such courts for such purpose. Any process in any action or proceeding commenced in the courts of the State of New York arising out of any claim, dispute or disagreement, may, among other methods, be served upon any party by delivering or mailing the same, via registered or certified mail, addressed to such party pursuant to Section 11.05 hereof. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York, New York County.

      Section 11.07 Captions. The captions and the table of contents appearing in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

      Section 11.08 Severability. If any term or provision of this Agreement, the application thereof to any person, or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held void or unenforceable, shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

      Section 11.09 Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among the parties. Unless required by applicable law, none of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

      Section 11.10 Advice of Counsel. Thralow has reviewed with his tax advisor the U.S. federal, state, local and foreign tax consequences of an investment in the Ergovision Stock and the transactions contemplated by this Agreement. Thralow is relying solely on such advisors and not on any statements or representations of Ergovision or any of its agents (except for the Opinion of Counsel provided for in Section 6.03 hereof) and understands that he (and not Ergovision) shall be responsible for his own tax liability that may arise as a result of this investment in Ergovision or the transactions contemplated by this Agreement.

      Section 11.11 Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement are cumulative and in addition to, and shall not restrict or limit, any other rights and remedies available at law or in equity.

      Section 11.12 Expenses. Each of the parties hereto shall bear its own expenses associated with the negotiation and execution of the Agreement and the consummation of the transactions contemplated hereby including, without limitation, legal and accounting fees and expenses.

      Section 11.13 Costs of Enforcement. The prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

      Section 11.14 Third Parties. Other than the parties hereto, no person shall have any rights under or to enforce any provision of this Agreement.

      Section 11.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties hereto other than by and among Ergovision and its subsidiaries.

      Section 11.16 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 7th day of May, 1999.

                                ERGOVISION, INC.

                                By /s/ Mark H. Levin
                                   ----------------------------------------
                                   Name:  Mark H. Levin
                                   Title: President

                                PEEPER'S, INC.

                                By /s/ Mark H. Levin
                                   ----------------------------------------
                                   Name:  Mark H. Levin
                                   Title: Chief Executive Officer

                                PEEPER'S SUNGLASSES AND ACCESSORIES, INC.

                                By /s/ Daniel Thralow
                                   ----------------------------------------
                                   Name:  Daniel Thralow
                                   Title: President


                                /s/ Daniel Thralow
                                -------------------------------------------
                                DANIEL THRALOW